Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of ACNB Corporation of our report dated March 14, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of ACNB Corporation for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe LLP

Crowe LLP

Washington, D.C.

September 30, 2024